EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFLAC INCORPORATED TO RECLASSIFY TWO LINE ITEMS IN BALANCE SHEET,
NO IMPACT ON SHAREHOLDERS' EQUITY OR EARNINGS

COLUMBUS, Georgia - October 30, 2003 -- AFLAC Incorporated announced today that two line items within the shareholders' equity section of the balance sheet as of September 30, 2003 needed to be reclassified. This reclassification increased unrealized gains on investment securities by $220 million and reduced unrealized foreign currency translation gains by $220 million. The reclassification had no effect on total shareholders' equity, net earnings, or operating earnings.

Commenting on the reclassification, Senior Vice President of Investor Relations, Kenneth S. Janke Jr., said: "Although this reclassification had no net impact on our financial results, we made this announcement today because we believe it is vitally important to protect and maintain our reputation for thorough and timely disclosure to all members of the investment community."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 278,900 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual policies in force. In January 2003, AFLAC was the number one insurance company in Fortune magazine's list of "The 100 Best Companies to Work for" and was included in the overall listing for the fifth consecutive year. In March 2003, Fortune also included AFLAC in its annual listing of "America's Most Admired Companies." And in July 2003, Fortune named AFLAC to its list of "America's 50 Best Companies for Minorities." AFLAC's Internet address is aflac.com.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com

Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com